Zumiez Inc. Reports August 2010 Sales Results

Net Sales Increased 14.9% to $59.4 Million; August 2010 Comparable Store Sales Increased 9.1%

EVERETT, WA -- (Marketwire - September 01, 2010) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended August 28, 2010 increased 14.9% to $59.4 million, compared to $51.7 million for the four-week period ended August 29, 2009. The Company's comparable store sales increased 9.1% for the four-week period, versus a comparable store sales decrease of 12.1% in the year ago period.

To hear the Zumiez prerecorded August sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of August 28, 2010 we operate 396 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Company Contacts:
Trevor Lang
Chief Financial Officer &
Chief Administrative Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200